SECURITIES AND EXCHANGE COMMISSION


                            WASHINGTON, D.C.   20549


                                    FORM 8-K



                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported)    JANUARY 12, 2000
                                                        ------------------


                              COASTAL BANCORP, INC.
                              ---------------------
               (Exact name of registrant as specified in charter)


          TEXAS                         0-24526               76-0428727
(State or other jurisdiction     (Commission File Number)          (IRS Employer
     of  incorporation)                                   Identification  No.)


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
5718 WESTHEIMER, SUITE 600, HOUSTON, TEXAS                    77057
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(Address of Principal executive offices)                 (Zip Code)


Registrant's telephone number including area code    (713) 435-5000
                                                    ---------------
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(Former  name  or  former  address,  if  changed since last report)          Not
                                                                             ---
applicable
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

ITEM  5.          OTHER  EVENTS.
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Coastal  Bancorp,  Inc. ("Registrant"), through its subsidiary Coastal Banc ssb, as Plaintiff ("Coastal") filed a lawsuit in the District Court of Harris County, Texas on January 12, 2000 against Chase Bank of Texas, N.A. ("Defendant" or "Chase") seeking to recover for losses incurred as a result of actions or omissions of the Defendant in connection with the loan described in the paragraph below.

In November of 1998, Coastal purchased a 40% participation in a $25.0 million dollar loan that the Defendant had made to Mortgage Corporation of America and certain related entities ("MCA"). Defendant remained a lead lender on the loan. As has been widely publicized, MCA filed for receivership in January 1999, and is currently in bankruptcy. While Coastal has received some reimbursement from the sale of MCA assets, readily salable assets now appear to have been largely liquidated. Additional recovery is expected but the timing and amount of such repayment is uncertain at present.

In light of these circumstances and due to the length of time estimated to recover either from the lawsuit or the collateral sale, Coastal has determined it would be in the best interest of its shareholders to completely write off the MCA asset as of December 31, 1999 and take a $3.5 million, net of tax, charge against the fourth quarter earnings.

Notwithstanding the filing of this suit, the parties will continue to cooperate with each other in seeking to identify and sell any available MCA collateral and to pursue any possible recovery against MCA.


ITEM  7.          FINANCIAL  STATEMENTS,  PRO  FORMA  FINANCIAL  INFORMATION AND
--------          --------------------------------------------------------------
EXHIBITS.
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          (a)     Financial  Statements
                  ---------------------

                    No  financial  statements  are  required.

          (b)     Pro  Forma  Financial  Information
                  ----------------------------------

                    No  pro  forma  financial  information  is  required.

          (c)     Exhibits
                  --------

                    No  exhibit  is  required.

     SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTAL  BANCORP,  INC.


     /s/  Catherine  N.  Wylie                         Date:  January  12,  2000
     -------------------------
by:  Catherine  N.  Wylie
     Sr.  Executive  Vice  President/
     Chief  Financial  Officer